Exhibit 5.31

CONSENT OF GRANT MALENSEK, P. ENG

The undersigned hereby consents to the use of their report entitled “NI 43-101 Technical Report on the Santa Luz Project Bahia State, Brazil” with an effective date of June 30, 2020, and a report date of November 30, 2020, and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of Equinox Gold Corp.

/s/ Grant Malensek
By: Grant Malensek, P. Eng.
Dated: November 21, 2022